Exhibit 5.2

[IGT Letterhead]

September 19, 2013

International Game Technology

6355 South Buffalo Drive

Las Vegas, Nevada  89113

Ladies and Gentlemen:

I am the Vice President, Deputy General Counsel of International Game Technology, a Nevada corporation (the “Company”). I am rendering this opinion in connection with the proposed issuance, by the Company, of $500,000,000 principal amount of the Company’s 5.350% Notes due 2023 (the “Notes”) pursuant to the prospectus supplement dated September 12, 2013 (the “Prospectus Supplement”), supplementing the prospectus dated March 29, 2012 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (File No. 333-180452) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 29, 2012. As used in this letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued pursuant to an Indenture, dated as of June 15, 2009 (the “Original Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the third supplemental indenture, dated September 19, 2013 (the “Third Supplemental Indenture” and collectively with the Original Indenture, the “Indenture”).

I have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials and such other instruments as I have deemed necessary or appropriate as a basis for the opinions expressed below, including the Registration Statement, the Prospectus, the Company’s Articles of Incorporation, the Company’s Bylaws, the Indenture, the Notes and the Underwriting Agreement, dated as of September 12, 2013, by and between the Company and Morgan Stanley & Co. LLC, Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named therein (the “Underwriting Agreement”).

For purposes of the opinions expressed below, I have assumed, without independent investigation, that (i) the Indenture and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto other than the Company and constitute valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (ii) the certificates representing the Notes will conform as to form to the form of global notes examined by me. I have also assumed, without independent investigation, the genuineness and authenticity of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

On the basis of, and in reliance on, the foregoing and subject to the assumptions, exceptions, qualifications and limitations contained herein, I am of the opinion that:

1.                                      The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.                                      Each of the Indenture and the Underwriting Agreement has been duly and validly authorized, executed and delivered by the Company.

3.                                      The Company has duly authorized the issuance of the Notes, and the Company has full corporate power and authority to issue the Notes and to perform its obligations under the Notes, the Indenture and the Underwriting Agreement.

I am a member of the bar of the State of Nevada and express no opinion as to the laws of any other jurisdiction.

I hereby consent that O’Melveny & Myers LLP may rely upon this opinion as if it were addressed to them.

The foregoing opinion is rendered as of the date hereof, and I assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to my attention or any changes in the law which may hereafter occur.

I hereby consent to the incorporation by reference of this opinion into the Registration Statement and to the reference to my name under the heading “Legal Matters” in the Prospectus. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours truly,

/s/ J. Kenneth Creighton
J. Kenneth Creighton
Vice President, Deputy General Counsel